SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      March 17, 2005

THORNBURG MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11914	85-0404134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Washington Avenue, Suite 302 Santa Fe, New Mexico (Address of principal executive offices)	87501 (Zip Code)

Registrant’s telephone number, including area code:     (505) 989-1900

N/A
(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
Underwriting Agreement

Item 8.01            Other Events.

     On March 17, 2005, Thornburg Mortgage, Inc. (the “Company”) entered into an Underwriting Agreement (the “Agreement”) with Credit Suisse First Boston and A.G. Edwards as co-lead managers (the “Underwriters”) and Thornburg Mortgage Advisory Corporation (the “Manager”) relating to the sale of 2,000,000 shares of the Company’s 8.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”). The Company has granted the Underwriters the right to purchase up to an additional 300,000 shares of Series C Preferred Stock to cover over-allotments.

     The Company will pay cumulative dividends on the Series C Preferred Stock, as declared by its Board of Directors, in the amount of $2.00 per share each year, which is equivalent to 8.00% of the $25.00 liquidation preference per share. Dividends will be payable quarterly in arrears on the 15th day of January, April, July and October of each year to holders of record on the last day of each of March, June, September and December immediately preceding the applicable dividend payment date. The first dividend payment date of the Series C Preferred Stock will be April 15, 2005. The Series C Preferred Stock is not redeemable before March 22, 2010, except in limited circumstances. The Series C Preferred Stock will be listed on the New York Stock Exchange under the symbol “TMA PrC”.

     The aggregate net proceeds to the Company (after deducting underwriting discounts and estimated expenses) are estimated to be approximately $48.3 million.

Item 9.01            Financial Statements and Exhibits.

           (c)              Exhibits

     The following exhibit is filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Name of Exhibit
1.17	Underwriting Agreement, dated March 17, 2005, by and among the Company, the Manager and the Underwriters

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.
Date: March 21, 2005	By:/s/ Michael B. Jeffers Michael B. Jeffers, Secretary

EXHIBIT INDEX

EXHIBIT	NAME OF
NUMBER	EXHIBIT
1.17	Underwriting Agreement, dated March 17, 2005, by and among the Company, the Manager and the Underwriters